Exhibit 107

Calculation of Filing Fee

Table 1 - Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$360,058,431.92	0.00014760	$53,144.62
Fees Previously Paid	$0		0
Total Transaction Valuation	$360,058,431.92
Total Fees Due for Filing			$53,144.62
Total Fees Previously Paid			0
Total Fee Offsets			0
Net Fee Due			$53,144.62

The filing fee was determined based upon the sum of (a) 94,525,478 shares of LiveVox Holdings, Inc. Class A common stock outstanding multiplied by $3.74 per share and (b) 1,746,830 shares of Class A common stock underlying restricted stock units multiplied by $3.74 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .00014760 by the sum of the preceding sentence.

Table 2 - Fee Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	—	—	—	—	—	—	—
Fee Offset Sources	—	—	—	—	—	—	—